EXHIBIT 4.5
                                                                     -----------

                AMENDMENT TO CERTIFICATE OF DESIGNATION OF SERIES
                   AND DETERMINATION OF RIGHTS AND PREFERENCES

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                               CROSSWALK.COM, INC.


Pursuant to Section 242 of Delaware Corporation Law, Section 4. (a) and Section
6. (d) (iv) of the Certificate of Designation of Series and Determination of Rights and Preferences of Series A Convertible Preferred Stock of Crosswalk.com, Inc. as filed with the State of Delaware in September 29, 2000, are amended in their entirety to read as follows:

Section 4. (a)

Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which all of the shares of Series A Preferred Stock held by such holder are convertible, or the number of Common Stock equivalent shares determined by dividing the face value of the Series A Preferred Stock by $1.50, the closing price on the date of the binding agreement, whichever is lower (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. However, Except as provided by law, by the express provisions hereof, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any outstanding series of Other Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 6. (d) (iv)

Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 6(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 6(e) or upon a stock split or combination as provided in Subsection 6(d)), without consideration, or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or without the requisite number of notices contemplated by Subsection 6(d)(ii) hereof, then and in such event, such Conversion Price shall be reduced by a full ratchet anti-dilution adjustment to such lesser price (calculated to the nearest cent), concurrently with such issuance at a price less than the original Conversion Price. Issuance of more than 1,585,000 shares of Common Stock pursuant to conversion and/or dividend payment to the holders of the Series A Preferred Stock will require the approval of the majority vote of the shareholders of Crosswalk.com only where the Common Stock basis for conversion or dividend payment is less than $1.50 per share, the closing price on the date of binding agreement.

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

            IN WITNESS WHEREOF, the Company has caused this Amended Certificate to be executed this 31st day of December 2001.



                                    CROSSWALK.COM, INC.


                                    By:  /s/ Scott Fehrenbacher
                                       ------------------------------------
                                    Name:  Scott Fehrenbacher
                                    Title: Chief Executive Officer and President


ATTEST:


/s/ Gary A. Struzik
-------------------------------
Gary Struzik
Chief Financial Officer